Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 2, 2009
AMONG
FIRST COMMUNITY BANCSHARES, INC.
FIRST COMMUNITY BANK, N. A.
AND
TRISTONE COMMUNITY BANK

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	1
1.01 Certain Definitions	1

ARTICLE II THE MERGER	7
2.01 The Merger	7
2.02 Effective Date and Effective Time; Closing	9

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES	10
3.01 Conversion of Shares	10
3.02 Exchange Procedures	10
3.03 Rights as Stockholders; Stock Transfers	12
3.04 No Fractional Shares	12
3.05 Dissenting Shares	12
3.06 Anti-Dilution Provisions	12
3.07 Withholding Rights	13
3.08 TCB Options	13

ARTICLE IV ACTIONS PENDING ACQUISITION
4.01 Forbearances of TCB	14
4.02 Forbearances of FCB	17

ARTICLE V REPRESENTATIONS AND WARRANTIES	17
5.01 Disclosure Schedules	17
5.02 Standard	18
5.03 Representations and Warranties of TCB	18
5.04 Representations and Warranties of FCBI	32

ARTICLE VI COVENANTS	37
6.01 Reasonable Best Efforts	37
6.02 Stockholder Approval	37
6.03 Securities Act Compliance; Registration Statement	38
6.04 Regulatory Filings	41
6.05 Press Releases	41
6.06 Access; Information	42
6.07 Acquisition Proposals	43
6.08 Certain Policies	44
6.09 Nasdaq Listing	45
6.10 Indemnification	45
6.11 Benefit Plans	46
6.12 Notification of Certain Matters	47
6.13 Antitakeover Statutes	48
6.14 FC Bank Board	48

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TABLE OF CONTENTS (CON’T)

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER	48
7.01 Conditions to Each Party’s Obligation to Effect the Merger	48
7.02 Conditions to Obligation of TCB	49
7.03 Conditions to Obligation of FCB	49

ARTICLE VIII TERMINATION	51
8.01 Termination	51
8.02 Effect of Termination and Abandonment	52

ARTICLE IX MISCELLANEOUS	54
9.01 Survival	54
9.02 Waiver; Amendment	54
9.03 Counterparts	54
9.04 Governing Law	54
9.05 Expenses	54
9.06 Notices	54
9.07 Entire Understanding; No Third Party Beneficiaries	55
9.08 Severability	56
9.09 Enforcement of the Agreement	56
9.10 Interpretation	56
9.11 Assignment	56
9.12 Alternative Structure	56

ANNEX A Form of Stockholder Agreement	A-1

ANNEX B Form of Employment Agreement for Simpson O. Brown, Jr.	B-1

ANNEX C Form of Employment Agreement for Mark R. Evans	C-1

SCHEDULE I List of Deposit Taking Offices of the Surviving Bank

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     AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2009 (this “Agreement”), between First Community Bancshares, Inc. (“FCBI”), First Community Bank, N. A. (“FC Bank”) and TriStone Community Bank (“TCB”).
RECITALS
     A. TCB. TCB is a North Carolina-chartered commercial bank, having its principal place of business in Winston-Salem, North Carolina.
     B. FCBI. FCBI is a Nevada corporation, having its principal place of business in Bluefield, Virginia.
     C. FC Bank FC Bank is a commercial bank organized as a national association, having its principal place of business in Bluefield, Virginia.
     D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     E. Board Action. The respective Boards of Directors of each of FCBI, FC Bank and TCB have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.
     F. Stockholder Agreements. As a material inducement to FCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Stockholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Stockholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of TCB Common Stock (as defined herein) in favor of this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.07(a).
     “Administrator” has the meaning set forth in Section 6.03(b)(i).
     “Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.
     “Articles of Merger” has the meaning set forth in Section 2.02(a).

     “Average Closing Price” means the average of the last reported sale prices per share of FCBI Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days immediately preceding the Determination Date, rounded to the nearest cent.
     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
     “Benefit Plans” has the meaning set forth in Section 5.03(n)(i).
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia and the State of North Carolina are authorized or obligated to close.
     “Certificate” means any certificate which immediately prior to the Effective Time represented shares of TCB Common Stock.
     “Change in Control Benefit” has the meaning set forth in Section 5.03(n)(viii).
     “Change in Recommendation” has the meaning set forth in Section 6.02(a).
     “Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).
     “Code” has the meaning set forth in the recitals to this Agreement.
     “Commissioner” means the North Carolina Commissioner of Banks.
     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 6.06(c).
     “Control Transaction” has the meaning set forth in Section 8.02(b)(ii).
     “Derivatives Contract” has the meaning set forth in Section 5.03(r)(ii).
     “Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day.
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenting Shares” has the meaning set forth in Section 3.05.
     “DOL” has the meaning set forth in Section 5.03(n)(i).
     “Effective Date” has the meaning set forth in Section 2.02(a).
     “Effective Time” has the meaning set forth in Section 2.02(a).

     “Employees” has the meaning set forth in Section 5.03(n)(i).
     “Environmental Laws” has the meaning set forth in Section 5.03(p).
     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
     “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
     “Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(n)(iii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” means an exchange agent designated by FCBI.
     “Exchange Ratio” has the meaning set forth in Section 3.01(b) subject to adjustment pursuant to Sections 8.01(h) and 8.01(i).
     “Fair Housing Act” means the Fair Housing Act, as amended.
     “Fairness Hearing” has the meaning set forth in Section 6.03(b)(i).
     “Fairness Order” has the meaning set forth in Section 6.03(b)(i).
     “FC Bank” means First Community Bank, National Association, a national bank and wholly owned subsidiary of FCBI.
     “FC Bank Articles” means the Articles of Association of FC Bank.
     “FC Bank Bylaws” means the Bylaws of FC Bank.
     “FC Bank Common Stock” means the common stock of FC Bank.
     “FCBI” has the meaning set forth in the preamble to this Agreement.
     “FCB” means collectively FC Bank and FCBI.

     “FCBI Benefit Plans” has the meaning set forth in Section 6.11(a).
     “FCBI Board” means the Board of Directors of FCBI.
     “FCBI Common Stock” means the common stock, $1.00 par value per share, of FCBI.
     “FCBI Disclosure Statement” has the meaning set forth in Section 6.03(c)(i).
     “FCBI Preferred Stock” means the preferred stock, $1.00 par value per share, of FCBI.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FHLB” means the Federal Home Loan Bank of Atlanta.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
     “Gross-Up Payment” has the meaning set forth in Section 5.03(n)(viii).
     “Hazardous Substance” has the meaning set forth in Section 5.03(p)(ii).
     “Hearing Notice” has the meaning set forth in Section 6.03(b).
     “Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).
     “Insurance Policies” has the meaning set forth in Section 5.03(x).
     “IRS” has the meaning set forth in Section 5.03(n)(i).
     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
     “Loans” has the meaning set forth in Section 4.01(s).
     “Material Adverse Effect” means, with respect to FCBI or TCB, any effect that (i) is material and adverse to the financial condition, results of operations or business of FCBI and its Subsidiaries taken as a whole or TCB, as the case may be, or (ii) would materially impair the ability of any of FCBI and its Subsidiaries or TCB, as the case may be, to perform its respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) acts of war or terrorism, and (f) with respect to TCB, the effects of any action or omission taken with the prior consent of FCBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) — (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on FCBI and its Subsidiaries as a whole on the one hand or TCB on the other hand, as measured relative to similarly situated companies in the banking industry.
     “Material Contracts” has the meaning set forth in Section 5.03(l)(i).
     “Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).
     “Merger” has the meaning set forth in Section 2.01(a).
     “Merger Consideration” means the number of whole shares of FCBI Common Stock, plus cash in lieu of any fractional share interest, into which shares of TCB Common Stock shall be converted pursuant to the provisions of Article III.
     “Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the FCBI Common Stock may be listed.
     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “NCBCA” means the North Carolina Business Corporation Act and, as applicable, Chapter 53 of the General Statutes of North Carolina.
     “OCC” means Office of the Comptroller of the Currency.
     “OREO” means other real estate owned.
     “Pension Plan” has the meaning set forth in Section 5.03(n)(ii).
     “Per Share Merger Consideration” means an amount equal to a dollar value determined by multiplying the Average Closing Price by the Exchange Ratio, rounded to the nearest cent.
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
     “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(d).
     “Registration Statement” has the meaning set forth in Section 6.03(d).
     “Representatives” has the meaning set forth in Section 6.07(a).

     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Securities Documents” has the meaning set forth in Section 5.04(g)(i).
     “Stockholder Agreements” has the meaning set forth in the recitals to this Agreement.
     “Stockholders” means each director and executive officer of TCB.
     “Strike Price” means the exercise price of a stock option set forth in any unexercised TCB Option Agreement.
     “Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
     “Superior Proposal” has the meaning set forth in Section 6.07(a).
     “Surviving Bank” has the meaning set forth in Section 2.01(a).
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
     “Termination Fee” has the meaning set forth in Section 8.02(b).
     “Transaction” means the Merger and any other transaction contemplated by this Agreement.
     “TCB” has the meaning set forth in the preamble to this Agreement.
     “TCB Articles” means the Articles of Incorporation of TCB.
     “TCB Board” means the Board of Directors of TCB.
     “TCB Bylaws” means the Bylaws of TCB.

     “TCB Common Stock” means the common stock, $5.00 par value per share, of TCB.
     “TCB Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of TCB as of December 31, 2008, 2007 and 2006 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of TCB for each of the three years ended December 31, 2008, 2007 and 2006, (ii) the balance sheet (including related notes and schedules, if any) of TCB as of February 28, 2009 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of TCB for the month ended February 28, 2009 and (iii) the balance sheets of TCB (including related notes and schedules, if any) and the statements of operations income, stockholders’ equity and cash flows (including related notes and schedules, if any) of TCB with respect to the monthly, quarterly and annual periods ending subsequent to February 28, 2009, but prior to the Effective Date.
     “TCB Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes TCB or any predecessor of or any successor to TCB (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.
     “TCB Loan Property” has the meaning set forth in Section 5.03(p).
     “TCB Meeting” has the meaning set forth in Section 6.02(a).
     “TCB Options” means the options to acquire TCB Common Stock.
     “TCB Preferred Stock” means the preferred stock, no par value per share, of TCB.
     “TCB Proxy Statement” has the meaning set forth in Section 6.03(c)(ii).
     “TCB Stock Option Plans” means the TriStone Community Bank Employee Stock Option Plan and TriStone Community Bank Director Stock Option Plan.
ARTICLE II
THE MERGER
     2.01 The Merger.
          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, TCB shall merge with and into FC Bank in accordance with the applicable laws of the United States and the provisions of the NCBCA (the “Merger”), the separate corporate existence of TCB shall cease and FC Bank shall survive and continue to exist as a national bank under the applicable laws of the United States (FC Bank, as the surviving Bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). Subject to the prior written consent of TCB, which consent shall not be unreasonably withheld, FCB may at any time prior to the Effective Time change the method of effecting the combination with TCB (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however that no such change shall (i) result in any changes in the amount or type of the consideration which the holders of shares of TCB Common Stock or TCB Options are entitled to receive under this Agreement, (ii) impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on TCB, or (iv) adversely affect the tax treatment of TCB’s stockholders as a result of receiving the Merger Consideration; and, provided further, that FCB shall provide TCB prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement or Plan of Merger, and shall be accompanied by such other exhibits hereto as are reasonably necessary or appropriate to effect such change.
          (b) Name. The name of the Surviving Bank shall be “First Community Bank, National Association.” The main office of the Surviving Bank shall be the main office of the FC Bank immediately prior to the scheduled Effective Time. All branch offices of the TCB and the Surviving Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by TCB and the Commissioner or FC Bank and the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of TCB and FC Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by TCB and the Commissioner or FC Bank and the OCC after the date hereof.
          (c) Articles of Incorporation and Bylaws. The articles of association and bylaws of the Surviving Bank immediately after the Merger shall be the FC Bank Articles and the FC Bank Bylaws as in effect immediately prior to the Merger.
          (d) Directors and Executive Officers. The directors of FC Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the FC Bank Articles and FC Bank Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, FC Bank shall take all action necessary to appoint one individual who was a director of TCB on the date hereof and who is chosen by FC Bank after consultation with TCB to the board of directors of the Surviving Bank, to be effective as soon as practicable following the Effective Time and continue for not less than three years. The officers of FC Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the FC Bank Articles and the FC Bank Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a officer.
          (e) Authorized Capital Stock. Each share of FC Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding. At the Effective Time, each share of TCB Common Stock issued and outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and each Certificate previously representing any such shares of TCB Common Stock shall (except for Dissenting Shares) thereafter represent only the right to receive FCBI Common Stock in accordance with Article III of this Agreement.

          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with Section 215a of the National Bank Act and the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TCB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of TCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and each Certificate previously representing shares of TCB Common Stock shall (except for Dissenting Shares) thereafter represent only the right to receive the Per Share Merger Consideration in accordance with Article III of this Agreement.
          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of TCB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, TCB, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney, coupled with an interest, to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.
     2.02 Effective Date and Effective Time; Closing.
          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (“Articles of Merger”), containing the appropriate certificate of approval of the Commissioner to be filed with the Secretary of State of the State of North Carolina pursuant to the NCBCA on (i) a date selected by FCB after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.
          (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of FCB, One Community Place, Bluefield, Virginia 24605, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FCB and TCB the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
     3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of TCB Common Stock:
          (a) FCBI and FC Bank Common Stock. Each share of FCBI Common Stock FC Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
          (b) TCB Common Stock. Subject to Sections 3.04, 3.05, 3.06, 8.01(h) and 8.01(i), each share of TCB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, solely the right to receive 0.5262 shares of FCBI Common Stock (the “Exchange Ratio”).
     3.02 Exchange Procedures.
          (a) Mailing of Transmittal Material. Provided that TCB has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of TCB Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of TCB Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.
          (b) FCBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates, FCBI shall deliver to the Exchange Agent (i) certificates evidencing the number of shares of FCBI Common Stock issuable and in exchange for Certificates representing outstanding shares of TCB Common Stock and (ii) the aggregate amount of cash to be delivered to holders of TCB Stock in lieu of any fractional shares. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FCBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.
          (c) Exchange Agent Deliveries. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of FCBI Common Stock and an amount of cash in exchange for any fractional shares of TCB Common Stock previously represented by such

Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FCBI Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented TCB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of FCBI Common Stock and the right to receive the FCBI shares into which such TCB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of TCB of Certificates representing shares of TCB Common Stock and, if such Certificates are presented to TCB for transfer, they shall be cancelled against delivery of certificates for FCBI Common Stock. No dividends which have been declared will be remitted to any person entitled to receive shares of FCBI Common Stock until such person surrenders the Certificate or Certificates representing TCB Common Stock, at which time such dividends shall be remitted to such Person, without interest.
          (d) Lost or Destroyed Certificates; Issuances of FCBI Common Stock in New Names. The Exchange Agent and FCBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of FCBI Common Stock to which a holder of TCB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of TCB Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by FCBI. If any certificates evidencing shares of FCBI Common Stock are to be issued in a name other than that in which the Certificate evidencing TCB Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of FCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (e) Unclaimed Merger Consideration. Any portion of the shares of FCBI Common Stock and cash delivered to the Exchange Agent by FCBI pursuant to Section 3.02(b) that remains unclaimed by the stockholders of TCB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FCBI. Any stockholders of TCB who have not theretofore complied with Section 3.02(c) shall thereafter look only to FCBI for the consideration deliverable in respect of each share of TCB Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of TCB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FCBI Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FCBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of TCB to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     3.03 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of TCB Common Stock shall cease to be, and shall have no rights as, stockholders of TCB other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of TCB or the Surviving Bank of shares of TCB Common Stock.
     3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Merger. Each holder of TCB Common Stock who otherwise would have been entitled to a fraction of a share of FCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price of FCBI Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     3.05 Dissenting Shares. Each outstanding share of TCB Common Stock the holder of which has perfected his right to dissent under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of FCBI Common Stock and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. TCB shall give FCBI prompt notice upon receipt by TCB of any such written demands for payment of the fair value of such shares of TCB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA. Any payments made in respect of Dissenting Shares shall be made by FCBI. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall be converted into a right to receive FCBI Common Stock and cash in accordance with the applicable provisions of this Agreement.
     3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of FCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to FCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within such period, the Exchange Ratio shall be adjusted accordingly.

     3.07 Withholding Rights. FCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of TCB Common Stock such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of TCB Common Stock in respect of which such deduction and withholding was made by FCBI.
     3.08 TCB Options.
          (a) At the Effective Time, each TCB Option which is then outstanding and unexercised shall cease to represent a right to acquire shares of TCB Common Stock and shall be converted automatically into an option to purchase shares of FCBI Common Stock, and FCBI shall assume each TCB Option, in accordance with the terms of the TCB Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) FCBI and the Compensation and Retirement Committee of its Board of Directors shall be substituted for TCB and the committee of its Board of Directors (including, if applicable, the entire Board of Directors of TCB) administering such TCB Stock Option Plan, (ii) each TCB Option assumed by FCBI may be exercised solely for shares of FCBI Common Stock, (iii) the number of shares of FCBI Common Stock subject to such TCB Option shall be equal to the number of shares of TCB Common Stock subject to such TCB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, subject to Sections 8.01(h) and 8.01(i), provided that any fractional shares of FCBI Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such TCB Option shall be adjusted by dividing the per share exercise price under each such TCB Option by the Exchange Ratio, subject to Sections 8.01(h) and 8.01(i), provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each TCB Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code. FCBI and TCB agree to take all necessary steps to the effect the foregoing provisions of this section 3.08(a).
          (b) Within fifteen business days after the Effective Time, FCBI shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Common Stock subject to the Options referred to in paragraph (a) of the Section 3.08 and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such Options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such Options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV
ACTIONS PENDING ACQUISITION
     4.01 Forbearances of TCB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FCBI, TCB will not:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and FCBI the goodwill of the customers of TCB and others with whom business relations exist.
          (b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.
          (c) Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of TCB Common Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of TCB Common Stock.
          (d) Compensation; Employment Agreements; Etc. Subject to Sections 6.11(f) and (g), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of TCB or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as set forth on Schedule 4.01(d) of TCB’s Disclosure Schedule.
          (e) Hiring. Hire any person as an employee of TCB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of TCB’s Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies arising after the date hereof and whose employment is terminable at the will of TCB and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.
          (f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of TCB’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of TCB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Schedule 4.01(g) of TCB’s Disclosure Schedule; or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.
          (h) Acquisitions. Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; and (iii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.
          (i) Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $25,000 in the aggregate.
          (j) Governing Documents. Amend the TCB Articles or the TCB Bylaws or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
          (l) Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TCB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by TCB of an amount which exceeds $20,000 and/or would impose any material restriction on the business of TCB or create precedent for claims that are reasonably likely to be material to TCB.
          (n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o) Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to FCBI prior to the date hereof).
          (p) Derivatives Contracts. Enter into or settle any Derivatives Contract.
          (q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, FHLB or FRB borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
          (r) Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or Equity Investment.
          (s) Loans. (i) Make, renew, or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practice and which have (x) in the case of unsecured loans made to any one borrower that are originated in compliance with TCB’s internal loan policies, a principal balance not in excess of $25,000 in total, which is understood to include any current outstanding principal balance to any such borrower, (y) in the case of loans secured other than by real estate that are originated in compliance with TCB’s internal loan policies, a principal balance not in excess of $250,000 in total, which is understood to include any current outstanding principal balance to any such borrower and (z) in the case of loans secured by real estate made to any one borrower that are originated in compliance with TCB’s internal loan policies, a principal balance not in excess of $600,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that FCBI’s prior written consent is required pursuant to clause (i) above, FCBI’s shall use its reasonable best effort to provide such consent within one (1) Business Day of any request by TCB.
          (t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
          (u) Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of TCB, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of TCB, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
          (v) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than FCBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
          (w) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     4.02 Forbearances of FCB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of TCB, FCB will not, and will cause each of its Subsidiaries not to:
          (a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.01 Disclosure Schedules. On or prior to the date hereof, FCB has delivered to TCB a schedule and TCB has delivered to FCB a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
     5.02 Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of TCB or FCB contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties set forth in Section 5.03(b), which shall be true in all material respects, and the representations and warranties set forth in Sections 5.03(n)(vi) and 5.03(n)(viii), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     5.03 Representations and Warranties of TCB. Subject to Sections 5.01 and 5.02, TCB hereby represents and warrants to FCB:
          (a) Organization, Standing and Authority. TCB is duly organized, validly existing and in good standing under the laws of the State of North Carolina. TCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on TCB. TCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the TCB Articles and TCB Bylaws which have previously been made available to FCB are true, complete and correct copies of such documents as in effect on the date of this Agreement. Except as set forth in Section 5.03(a) of TCB’s Disclosure Schedule, the minute books of TCB previously made available to FCB contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of its stockholders and Board of Directors (including committees there of) through the date hereof.
          (b) TCB Capital Stock. The authorized capital stock of TCB consists solely of 20,000,000 shares of TCB Common Stock, of which 1,500,000 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of TCB Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of TCB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of TCB Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of TCB’s Disclosure Schedule

sets forth for each TCB Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of TCB Common Stock subject to each option, the number of shares of TCB Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in Section 5.03(b) of TCB’s Disclosure Schedule and except as set forth in the preceding sentence, there are no shares of TCB Common Stock reserved for issuance, TCB does not have any Rights issued or outstanding with respect to TCB Common Stock and TCB does not have any commitment to authorize, issue or sell any TCB Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of TCB may vote are outstanding.
          (c) Subsidiaries. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and stock in the FHLB, TCB does not have any Subsidiaries nor own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
          (d) Deposit Insurance. The deposit accounts of TCB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and TCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.
          (e) Corporate Power. TCB has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of TCB’s stockholders of this Agreement.
          (f) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding TCB Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of TCB and the TCB Board on or prior to the date hereof and, subject to Section 6.02(b) of this Agreement, the TCB Board will recommend that stockholders of TCB approve this Agreement and the Merger and shall direct that such matters be submitted for consideration by TCB’s stockholders at the TCB Meeting. TCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FCB, this Agreement is a valid and legally binding obligation of TCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (g) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by TCB in connection with the execution, delivery or performance by TCB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC, the OCC, the Commissioner and other Governmental Authorities, as required, (B) filings with the FDIC, the SEC, and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of TCB Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA with respect to the Merger, and (D) the approval of this Agreement and the Merger by the holders of the required number of outstanding shares of TCB Common Stock. As of the date hereof, TCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by TCB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of TCB or to which TCB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the TCB Articles or TCB Bylaws or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
          (h) Financial Statements; Undisclosed Liabilities.
               (i) TCB has previously delivered or made available to FCB accurate and complete copies of the TCB Financial Statements which, in the case of the balance sheets of TCB as of December 31, 2008, 2007 and 2006 and the statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2008, 2007 and 2006, are accompanied by the audit report of Dixon Hughes PLLC. The TCB Financial Statements fairly present or will fairly present, as the case may be, the financial condition of TCB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of TCB for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
               (ii) The TCB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of TCB have been conducted in accordance with generally accepted auditing standards of the United States of America.
               (iii) Except as set forth in Section 5.03(h)(iii) of TCB’s Disclosure Schedule, since December 31, 2008, TCB has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).
               (iv) Since December 31, 2008, (A) TCB has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) TCB has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2008 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to TCB.
               (v) Except for mortgage loans and participations TCB has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by TCB entitle the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by TCB, to cause TCB to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against TCB. Since December 31, 2008, no cash, stock or other dividend or any other distribution with respect to the capital stock of TCB has been declared, set aside or paid. In addition, no shares of capital stock of TCB have been purchased, redeemed or otherwise acquired, directly or indirectly, by TCB since December 31, 2008, and no agreements have been made to do the foregoing.
               (vi) TCB maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning TCB is made known on a timely basis to permit the preparation of the TCB Financial Statements and any public disclosure documents relating to TCB.
          (i) Legal Proceedings. Except as set forth in Section 5.03(i) of TCB’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against TCB and, to TCB’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to its knowledge, there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither TCB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to TCB.
          (j) Regulatory Matters.
               (i) TCB has duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and TCB has previously delivered or made available to FCB accurate and complete copies of all such reports. Except as set forth in Section 5.03(j)(i) of TCB’s Disclosure Schedule, in connection with the most recent examination of TCB by the appropriate Governmental Authorities, TCB was not required to correct or change any action, procedure or proceeding which TCB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on TCB. To the knowledge of TCB, since its last regulatory examination of Community Reinvestment Act compliance, TCB has not received any complaints as to Community Reinvestment Act compliance.
               (ii) Except as set forth in Section 5.03(j)(ii) of TCB’s Disclosure Schedule, neither TCB nor any of its properties is a party to or is subject to any order, decree,

directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2003, has TCB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. TCB has paid all assessments made or imposed by any Governmental Authority.
               (iii) Except as set forth in Section 5.03(j)(iii) of TCB’s Disclosure Schedule, TCB has not been advised by nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (k) Compliance With Laws. TCB:
               (i) is and at all times since inception has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of TCB related to customer data, privacy and security;
               (ii) has and at all times since inception has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to TCB’s knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has received no notification or communication from any Governmental Authority (A) asserting that TCB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TCB’s knowledge, do any grounds for any of the foregoing exist).
          (l) Material Contracts; Defaults.
               (i) Except as set forth in Section 5.03(l)(i) of TCB’s Disclosure Schedule, TCB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of TCB to indemnification from TCB, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of TCB, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees, (J) which provides for the payment by TCB of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by TCB, (L) which materially restricts the conduct of any business by TCB or limits the freedom of TCB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires TCB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits TCB to do, any of the foregoing (collectively, “Material Contracts”). Set forth in Section 5.03(l)(i) of TCB’s Disclosure Schedule is a list that includes each such Material Contract.
               (ii) Each Material Contract is valid and binding on TCB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of TCB, is valid and binding on the other parties thereto. TCB is not, and to the knowledge of TCB, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by TCB is currently outstanding.
               (iii) Section 5.03(l)(iii) of TCB’s Disclosure Schedule sets forth a schedule of all officers and directors of TCB who have outstanding loans from TCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
          (m) No Brokers. No action has been taken by TCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except the fee to be paid to The Orr Group set forth in TCB’s agreement with The Orr Group, a copy of which is included in Section 5.03(m) of TCB’s Disclosure Schedule. Copies of all agreements with The Orr Group are set forth in Section 5.03(m) of TCB’s Disclosure Schedule.

          (n) Employee Benefit Plans.
               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of TCB (the “Employees”) and current or former directors or independent contractors of TCB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(n)(i) of TCB’s Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or prototype determination letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to FCB.
               (ii) Except as set forth in Section 5.03(n)(ii) of TCB’s Disclosure Schedule, each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon the prototype determination letter issued to the sponsors of the prototype or volume submitter plan documents, and TCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. TCB has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to TCB’s knowledge, threatened litigation relating to the Benefit Plans. TCB has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject TCB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. Since December 31, 2001, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

               (iii) No liability under Title IV of ERISA has been or is expected to be incurred by TCB with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with TCB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). TCB has not incurred, and does not expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the TCB Financial Statements. The value of plan assets of each Pension Plan and each single-employer plan of an ERISA Affiliate for its plan year most recently ended exceeded the funding target of the plan for the plan year, as contemplated by Section 430 of the Code and Section 303 of ERISA. TCB has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
               (v) Except for such retirement health benefits which are set forth in Section 5.03(n)(v) of TCB’s Disclosure Schedule, which benefits will continue for one year from the Closing Date, and except as otherwise set forth in Section 5.03(n)(v) of TCB’s Disclosure Schedule, TCB has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. TCB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject TCB to a material tax under Section 4980B of the Code.
               (vi) Except as set forth in Section 5.03(n)(vi) of TCB’s Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will (A) entitle any Employees or any current or former director or independent contractor of TCB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by TCB under Section 162(m) of the Code when paid.

               (vii) Except as set forth in Section 5.03(n)(vii) of TCB’s Disclosure Schedule, all required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
               (viii) Section 5.03(n)(viii) of TCB’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.
               (ix) Except as set forth in Section 5.03(n)(ix) of TCB’s Disclosure Schedule, no Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
               (x) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
          (o) Labor Matters. TCB is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is TCB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel TCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving TCB pending or, to TCB’s knowledge, threatened, nor is TCB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. TCB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.
          (p) Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on TCB of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of TCB, threatened against TCB, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TCB. To the knowledge of TCB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TCB. TCB is and has been in compliance in all material respects with applicable Environmental Laws. Except as set forth in Section 5.03(p) of TCB’s Disclosure Schedule, to TCB’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by TCB, or any property in which TCB has held a security interest, Lien or a fiduciary or management role (“TCB Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to TCB. TCB could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any TCB Loan Property which has been contaminated with, or has had any Release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to TCB. TCB does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. TCB does not or, to TCB’s knowledge, any Person whose liability TCB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. TCB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To TCB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving TCB, any currently or formerly owned or operated property, any TCB Loan Property, or, to TCB’s knowledge, any Person whose liability TCB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material obligation, claims, liability or investigations against TCB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any TCB Loan Property. Set forth in Section 5.03(p) of TCB’s Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to TCB and any currently or formerly owned or operated property.
     As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law or (D) which causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment, or to the health or safety of persons or property; and “Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance).
          (q) Tax Matters.
               (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the TCB Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the TCB Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the TCB Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the TCB Group has extended or waived any statutes of limitation with respect to any Taxes of TCB. There are no material Liens for Taxes upon the assets of TCB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where TCB files Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (ii) TCB has made available to FCB true and correct copies of the United States federal and state income Tax Returns filed by TCB for each of the three most recent fiscal years for which such returns have been filed.
               (iii) TCB has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the TCB Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the TCB Financial Statements.
               (iv) TCB is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was TCB) or, to the knowledge of TCB, has any liability for Taxes of any Person (other than a member of the TCB

Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the TCB Group) as a transferee or successor, by contract, or otherwise.
               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to TCB and no such agreement or ruling has been applied for and is currently pending.
               (vi) TCB does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).
               (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that TCB is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.
               (viii) TCB has not been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
               (ix) FCBI will not on account of TCB be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.
               (x) TCB has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
               (xi) TCB does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and TCB has not engaged in a trade or business within, or derived any income from, any foreign country.
          (r) Risk Management Instruments.
               (i) TCB is not a party and has not agreed to enter into any Derivatives Contract.

               (ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any TCB Options.
          (s) Loans; Nonperforming and Classified Assets.
               (i) Except as set forth in Section 5.03(s) of TCB’s Disclosure Schedule, each Loan on the books and records of TCB was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of TCB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
               (ii) Set forth in Section 5.03(s)(ii) of TCB’s Disclosure Schedule, as to TCB as of the latest practicable date are: (A) any written or, to TCB’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to TCB’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by TCB or an applicable Governmental Authority (it being understood that no representation is being made that the Commissioner or the FDIC would agree with the loan classifications established by TCB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater stockholder of TCB, or to the best knowledge of TCB, any Person controlling, controlled by or under common control with, any of the foregoing.
          (t) Properties. All real and personal property owned by TCB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. TCB has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the balance sheet of TCB as of December 31, 2008, or acquired after such date, other than properties sold by TCB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of TCB as of December 31, 2008. All real and personal property which is material to TCB’s business and leased or licensed by TCB is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

          (u) Intellectual Property. TCB owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all material Liens, all of which have been Previously Disclosed by TCB, and TCB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the knowledge of TCB, the operation of the business of TCB does not infringe or violate the intellectual property of any third party. TCB has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
          (v) Fiduciary Accounts. TCB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. TCB has not, nor to TCB’s knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (w) Books and Records. The books and records of TCB have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of TCB.
          (x) Insurance. Set forth in Section 5.03(x) of TCB’s Disclosure Schedule are all of the material insurance policies, binders, or bonds currently maintained by TCB (“Insurance Policies”). TCB is insured with reputable insurers against such risks and in such amounts as the management of TCB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, TCB is not in material default thereunder, and all claims thereunder have been filed in due and timely fashion.
          (y) Allowance For Loan Losses. TCB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with TCB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. TCB has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to TCB’s allowance for loan losses since inception.
          (z) Transactions With Affiliates. All “covered transactions” between TCB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.
          (aa) Required Vote; Antitakeover Provisions.
               (i) Provided that this Agreement is approved by the affirmative vote of seventy-five percent (75%) of the TCB Board, the affirmative vote of the holders of two-thirds of the outstanding shares of TCB Common Stock is necessary to approve this Agreement and the

Transaction on behalf of TCB. No other vote of the stockholders of TCB is required by law, the TCB Articles, the TCB Bylaws or otherwise to approve this Agreement and the Transaction.
               (ii) Based on the representation and warranty of FCB contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the NCBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the TCB Articles and TCB Bylaws), apply or will apply to this Agreement or the Transaction.
          (bb) Fairness Opinion. The TCB Board has received the opinion of The Orr Group, LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of TCB Common Stock from a financial point of view.
          (cc) Transactions in Securities. (i) All offers and sales of securities by TCB were at all relevant times exempt from the registration requirements of the Securities Act.
               (ii) Neither TCB, nor to TCB’s knowledge, (a) any director or executive officer of TCB, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of TCB Common Stock or other securities issued by TCB (i) during any period when TCB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.
          (dd) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04 Representations and Warranties of FCBI. Subject to Sections 5.01 and 5.02, FCBI hereby represents and warrants to TCB as follows:
          (a) Organization, Standing and Authority. FCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. FCBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FCBI. FCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
          (b) FCBI Capital Stock.
               (i) The authorized capital stock of FCBI consists solely of 25,000,000 shares of FCBI Common Stock, of which 11,567,449 shares were issued and outstanding as of the close of business on March 10, 2009, and 1,000,000 shares of FCBI Preferred Stock, of which 41,500 shares were issued and outstanding as of the date hereof. The outstanding shares of FCBI

Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of FCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of FCBI, except for shares of FCBI Common Stock issuable pursuant to the FCBI Benefit Plans, a warrant held by the United States Treasury and by virtue of this Agreement.
               (ii) The shares of FCBI Common Stock to be issued in exchange for shares of TCB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
          (c) FC Bank.
               (i) FC Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. FC Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.
               (ii) (A) FCBI owns, directly or indirectly, all the issued and outstanding equity securities of FC Bank, (B) no equity securities of FC Bank are or may become required to be issued (other than to FCBI) by reason of any Right or otherwise, (C) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which FC Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to FCBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to FCBI’s right to vote or to dispose of such securities.
          (d) Corporate Power. Each of FCBI and FC Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. FCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FC Bank to execute, deliver and perform its obligations under this Agreement and consummate the Merger, and FC Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.
          (e) Corporate Authority. This Agreement and the Merger have been authorized by all necessary corporate action of FCBI, the FCBI Board, FC Bank and the board of directors of FC Bank, as applicable. This Agreement has been duly executed and delivered by FCBI and FC Bank and, assuming due authorization, execution and delivery by TCB, this Agreement is a valid and legally binding agreement of FCBI and FC Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCB or any of its Subsidiaries in connection with the execution, delivery or performance by FCBI and FC Bank of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the FDIC, the OCC, and the Commissioner, as required, (B) filings with the SEC, the FDIC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of TCB Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the FCBI Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA with respect to the Merger. As of the date hereof, FCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by FCBI and FC Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FCBI or of any of its Subsidiaries or to which FCBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FCBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Reports and Securities Documents; Material Adverse Effect.
               (i) FCBI’s Annual Report on Form 10-K for the year ended December 31, 2008 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, FCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FCBI and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of FCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
               (ii) Since December 31, 2008, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCBI.
               (iii) FCBI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to FCBI is made known on a timely basis to the individuals responsible for the preparation of FCBI’s Securities Documents.
          (h) Legal Proceedings. Except as set forth in Section 5.04(h) of FCBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FCBI or its Subsidiaries and, to FCBI’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither FCBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to FCBI.
          (i) No Brokers. Except for an agreement with Sandler O’Neill + Partners, L.P., no action has been taken by FCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
          (j) Tax Matters. As of the date hereof, FCBI does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (k) Regulatory Matters.
               (i) FCBI and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of FCBI and its Subsidiaries by the appropriate regulatory authorities, neither FCBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FCBI believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on FCBI. To the knowledge of FCBI, since its last regulatory examination of Community Reinvestment Act compliance, FC Bank has not received any complaints as to Community Reinvestment Act compliance.
               (ii) Neither FCBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor since January 1, 2004, has FCBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. FCBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.
               (iii) Neither FCBI nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (l) Compliance With Laws. Each of FCBI and its Subsidiaries:
               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of FCBI and its Subsidiaries related to customer data, privacy and security;
               (ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FCBI’s knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has received no notification or communication from any Governmental Authority (A) asserting that FCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FCBI’s knowledge, do any grounds for any of the foregoing exist).
          (m) Ownership of TCB Common Stock. None of FCBI or any of its Subsidiaries, or to FCBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of TCB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).
          (n) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
          (o) Allowance for Loan Losses. FC Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with FC Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
          (p) Loan and Investment Portfolio. As of the date hereof, all Loans reflected on the consolidated financial statements of FCBI included in the Securities Documents were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of seller, by valid liens and security interests which have been perfected.
          (q) Board Approval. The FCBI Board, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of its stockholders and approved this Agreement. Approval by FCBI’s stockholders is not required for it to perform its obligations under this Agreement.
ARTICLE VI
COVENANTS
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of TCB and FCBI agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
     6.02 Stockholder Approval.
          (a) TCB agrees to take, in accordance with applicable law and the TCB Articles and the TCB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by TCB’s stockholders for consummation of the Transaction (including any adjournment, the “TCB Meeting”). TCB reserves the right to adjourn or postpone the TCB Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the TCB Meeting to approve this Agreement or (b) a quorum is not present at the TCB Meeting. Except with the prior written consent of FCBI, no other matters shall be submitted for the approval of the TCB stockholders at the TCB Meeting. Subject to Section 6.02(b), the TCB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to FCBI such recommendation or (y) take such other action or make any other public statement in connection with the TCB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of TCB at the TCB Meeting for the purpose of approving the Agreement and any other matters required to be approved by TCB’s stockholders for consummation of the Transaction. In addition to the foregoing, TCB shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger while this Agreement is in effect.
          (b) Notwithstanding the foregoing, TCB and the TCB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:
               (i) TCB shall have complied in all material respects with Section 6.07;
               (ii) the TCB Board, after consulting with its outside counsel, shall have determined in good faith that failure to do so would be reasonably expected to result in a violation of its fiduciary duties under applicable law; and
               (iii) if the TCB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the TCB Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by FCBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) TCB shall notify FCBI at least five Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to FCBI a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, TCB shall, and shall cause its financial and legal advisors to, during the period following TCB’s delivery of the notice referred to in clause (B) above, negotiate with FCBI in good faith for a period of up to five Business Days (to the extent FCBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
     6.03 Securities Act Compliance; Registration Statement.
          (a) The FCBI Common Stock and options to purchase FCBI Common Stock to be issued pursuant to this Agreement shall, as determined by FCBI with the prior written consent of TCB, which consent shall not be unreasonably withheld, be either (i) registered under the Securities Act on Form S-4 or other applicable form or (ii) issued in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof, assuming approval of the terms and conditions of the Transaction pursuant to the Fairness Hearing and the issuance of the Fairness Order, so long as in neither event are there restrictions on the resale of FCBI Common Stock to be issued pursuant to this Agreement (other than FCBI Common Stock held by affiliates of FCBI) pursuant to any federal or state securities laws.
          (b) In the event that FCBI elects to request the Fairness Hearing:
               (i) FCBI shall prepare and cause to be filed with the North Carolina Secretary of State or her delegate (the “Administrator”) an application under Section 78A-30 of the General Statutes of North Carolina, and shall request a hearing on the fairness of the terms and conditions of the Merger and the issuance of an order (the “Fairness Order”) stating the Administrator’s determination that the Transaction is fair from a financial point of view to the stockholders of TCB (the “Fairness Hearing”);
               (ii) the parties to this Agreement shall use their reasonable best efforts to cause the Administrator to issue a Fairness Order approving the terms and conditions of the Transaction at such a hearing including, but not limited to, mailing a timely notice of hearing to the holders of TCB Common Stock (the “Hearing Notice”); provided, however, that FCBI shall not be required to modify any of the terms of this Agreement or the Transaction in order to cause the Administrator to approve the fairness of such terms and conditions;
          (c) In the event that the Administrator issues the Fairness Order:
               (i) FCBI agrees to prepare a disclosure statement to be furnished to the holders of TCB Common Stock in the Merger (the “FCBI Disclosure Statement”). The FCBI Disclosure Statement may incorporate by reference the TCB Proxy Statement, the Securities Documents and such other documents and materials as may be deemed appropriate by FCBI in order for the holders of TCB Common Stock to make a fully informed investment decision with respect to the exchange of shares of TCB Common Stock for shares of FCBI Common Stock pursuant to this Agreement.
               (ii) TCB agrees to prepare proxy solicitation materials to by filed by TCB with the FDIC (the “TCB Proxy Statement”) to be furnished to the holders of TCB Common Stock.
               (iii) FCBI, TCB and their respective legal, financial and accounting advisors, shall have the right to review, comment upon and consult with FCBI, TCB and their respective counsel regarding the Fairness Hearing application, the Hearing Notice, the Disclosure Statement and the TCB Proxy Statement prior to their filing, printing and distribution such Disclosure Statement, and all supplements and amendments thereto. TCB agrees to cooperate with FCBI and FCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Disclosure Statement and the TCB Proxy Statement. Each of TCB and FCBI agrees to use its reasonable best efforts to cause the Disclosure Statement and TCB Proxy Statement to be mailed to the holders of TCB Common Stock as promptly as reasonably practicable after the Fairness Hearing and clearance of all comments from the FDIC, if applicable, with each bearing its own printing and mailing expense. FCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
          (d) In the event that either (i) FCBI elects not to request the Fairness Hearing, (ii) the Fairness Hearing is not available to FCBI, (ii) the Fairness Hearing is available but the Administrator does not issue the Fairness Order or (iii) the exemption from registration under Section 3(a)(10) of the Securities Act and any applicable Blue Sky exemption is otherwise not available in connection with the Transaction, then FCBI shall, promptly upon notice of the occurrence of the event specified in clause (i) or (iii) above, prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FCBI with the SEC in connection with the issuance of FCBI Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of TCB and FCBI constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). TCB shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and TCB, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with FCBI and its counsel in advance such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. TCB agrees to cooperate with FCBI and FCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that TCB has cooperated as described above, FCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable and TCB agrees to file the Proxy Statement/Prospectus with the FDIC. Each of TCB and FCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
          (e) Each of TCB and FCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the FCBI Disclosure Statement, the TCB Proxy Statement or the Proxy Statement/Prospectus, as applicable, and any amendment or supplement thereto shall, at the date(s) of mailing to TCB’s stockholders and at the time of the TCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of TCB and FCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement,

FCBI Disclosure Statement, the TCB Proxy Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement, FCBI Disclosure Statement, the TCB Proxy Statement or the Proxy Statement/Prospectus, as applicable.
          (f) FCBI agrees to advise TCB, promptly after FCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement, any request by the FDIC for amendment or supplement of the Proxy Statement/Prospectus, or any request by the SEC or FDIC for additional information.
          (g) After the Registration Statement is declared effective under the Securities Act or following the Fairness Hearing, as applicable, TCB shall promptly mail the Proxy Statement/Prospectus or Disclosure Statement and TCB Proxy Statement, as applicable, to its stockholders. The expense of printing and mailing such materials shall be shared equally by TCB and FCBI.
     6.04 Regulatory Filings.
          (a) Each of FCBI, FC Bank, and TCB shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by FCBI as soon as reasonably practicable after the execution hereof. Each of FCBI and TCB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.
     6.05 Press Releases. TCB and FCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, FDIC or Nasdaq. TCB and FCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
     6.06 Access; Information.
          (a) Both FC Bank and TCB agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.
          (b) During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as available, TCB shall deliver to FCBI the audit report with respect to its financial statements as of and for the year ended December 31, 2008. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than 60 days after the end of each fiscal year, each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 15 days after the end of each month, each party will deliver to the other party a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP. In the case of FCBI and FC Bank, the financial statements required to be delivered by this Section 6.06(b) may be consolidated.
          (c) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of January 9, 2009 between FCBI and The Orr Group, LLC on behalf of TCB (the “Confidentiality Agreement”).

          (d) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
          (e) TCB shall allow a representative of FCBI to attend as an observer all TCB Board and TCB Board committee meetings (including, without limitation, loan committee meetings), except that no FCBI representative will be entitled to attend any meeting in which the TCB Board considers the Merger, an Acquisition Proposal or a Change in Recommendation. TCB shall give reasonable notice to FCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. TCB shall also provide to FCBI all written agendas and meeting or written consent materials provided to the directors of TCB in connection with Board and committee meetings. All information obtained by FCBI at these meetings shall be treated in confidence as provided in this Section 6.06.
     6.07 Acquisition Proposals.
          (a) TCB agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of TCB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, TCB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than FCBI or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the TCB Meeting, if the TCB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the TCB Board’s fiduciary duties under applicable law, TCB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a)(i) that the TCB Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing prior written notice of its decision to take such action to FCBI at least one Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by TCB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to FCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of TCB taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of TCB, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of TCB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TCB, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of TCB Common Stock then outstanding or all or substantially all of TCB’s assets, which the TCB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, and conditions to consummation and likelihood of consummation), and consulting with TCB’s financial advisor (which shall be a nationally recognized investment banking firm and which is agreed to include The Orr Group) and outside counsel is more favorable from a financial point of view to its stockholders than the Merger.
          (b) In addition to the obligations of TCB set forth in Section 6.07(a), TCB shall within one Business Day advise FCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably lead to an Acquisition Proposal) and keep FCBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to FCBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to FCBI.
          (c) TCB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of TCB shall be deemed a breach of this Section 6.07 by TCB.
     6.08 Certain Policies. Prior to the Effective Date, TCB shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by TCB pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of TCB or its management with any such adjustments.
     6.09 Nasdaq Listing. FCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of FCBI Common Stock to be issued in connection with the Merger.
     6.10 Indemnification.
          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, FCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of TCB determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of TCB or is or was serving at the request of TCB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the TCB Articles and the TCB Bylaws, as applicable, or any agreement, arrangement or understanding which is set forth in Section 6.10(a) of TCB’s Disclosure Schedule, in each case as in effect on the date hereof.
          (b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the

Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
          (c) FCBI shall maintain TCB’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by TCB’s existing policy, including FCBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall FCBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an aggregate amount in excess of 150% of the premium paid by TCB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FCBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.
          (d) If FCBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCBI shall assume the obligations set forth in this Section 6.10.
     6.11 Benefit Plans.
          (a) As soon as administratively practicable after the Effective Time, FCBI shall take all reasonable action so that employees of TCB shall be entitled to participate in each employee benefit plan, program or arrangement of FCBI of general applicability (the “FCBI Benefit Plans”) to the same extent as similarly-situated employees of FCBI and its Subsidiaries (it being understood that inclusion of the employees of TCB in the FCBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of TCB until such employees are permitted to participate in the FCBI Benefit Plans and provided further, however, that nothing contained herein shall require FCBI or any of its Subsidiaries to make any grants to any former employee of TCB under any discretionary equity compensation plan of FCBI. FCBI shall cause each FCBI Benefit Plan in which employees of TCB are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the FCBI Benefit Plans, the service of such employees with TCB to the same extent as such service was credited for such purpose by TCB, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of FCBI to amend or terminate any of TCB’s Benefit Plans in accordance with their terms at any time.
          (b) Subject to Sections 6.11(f), (g) and (i), at and following the Effective Time, FCBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of TCB and current and former directors of TCB existing as of the Effective

Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of TCB to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of TCB (which have been quantified in reasonable detail) are set forth in Section 6.11(b) of TCB’s Disclosure Schedule.
          (c) At such time as employees of TCB become eligible to participate in a medical, dental or health plan of FCBI or its Subsidiaries, FCBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of FCBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.
          (d) Each of TCB, FCBI and FC Bank acknowledges and agrees that all provisions contained within this Section 6.11 with respect to employees are included for the sole benefit of TCB and FCBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with TCB, FCBI, its Subsidiaries or any of their respective affiliates.
          (e) As of the Effective Time FC Bank shall have entered into an employment agreement with Simpson O. Brown, Jr. and Mark R. Evans, the forms of which are attached as Annex B and C hereto, respectively.
          (f) An employee of TCB (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date which is six months from the Effective Time shall be entitled to receive severance payments pursuant to TCB’s severance plan which is set forth in Section 6.11(h) of TCB’s Disclosure Schedule.
          (g) Simultaneously with the execution of this Agreement, TCB and each of Simpson O. Brown, Jr. and Mark R. Evans shall execute and deliver a Form of Severance Agreement and Release in the forms of Exhibit A to the respective Employment Agreements, pursuant to which Messrs. Brown and Evans agree to terminate their existing employment agreements with TCB on the terms set forth therein.
     6.12 Notification of Certain Matters. Each of TCB and FCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.13 Antitakeover Statutes. Each of FCBI and TCB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.
     6.14 FC Bank Board. At the Effective Date, FC Bank, in its sole discretion but in consultation with the President of TCB, will cause one individual who is currently in office as a director of TCB at the Effective Date, to be appointed a director of FC Bank and who shall continue to serve as a director of FC Bank for not less than three years.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of TCB Common Stock.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the FCBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
          (e) Listing. The shares of FCBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

          (f) Tax Opinion. Each of FCB and TCB shall have received the written opinion of Bryan Cave LLP, in form and substance reasonably satisfactory to both TCB and FCB, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FCB, TCB and others, reasonably satisfactory in form and substance to such counsel.
     7.02 Conditions to Obligation of TCB. The obligation of TCB to consummate the Merger is also subject to the fulfillment or written waiver by TCB prior to the Effective Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FCBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and TCB shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.
          (b) Performance of Obligations of FCBI and FC Bank. FCBI and FC Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and TCB shall have received a certificate, dated the Effective Date, and signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.
          (c) Other Actions. FCBI shall have furnished TCB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as TCB may reasonably request.
     7.03 Conditions to Obligation of FCB. The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver by FCB prior to the Effective Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of TCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of TCB by the Chief Executive Officer and the Chief Financial Officer of TCB to such effect.
          (b) Performance of Obligations of TCB. TCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of TCB by the Chief Executive Officer and the Chief Financial Officer of TCB to such effect.
          (c) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of TCB Common Stock.
          (d) Employment Agreement. Simpson O. Brown, Jr. and Mark R. Evans each shall have executed and delivered to FCBI an employment agreement with FC Bank, the form of which is attached hereto as Annex B and Annex C, respectively.
          (e) Non-Performing Assets and Charge-offs. (i) As of the month-end prior to the Closing Date, TCB shall not have non-performing assets (consisting of non-accrual loans, loans delinquent 90 days or more but still accruing interest and other real estate owned) and troubled debt restructurings, in each case, determined in accordance with GAAP in a manner consistent with past practice, which in the aggregate equal or exceed 2.20%of TCB’s total loans outstanding in the aggregate, and (ii) as of any monthly, quarterly or annual period commencing as of the date of this Agreement and ending as of the Closing Date, TCB shall not have net charge-offs (i.e., charge-offs that are net of recoveries), determined in accordance with GAAP in a manner consistent with past practice, which equal or exceed on an annualized basis 0.50% of TCB’s total loans outstanding in the aggregate; provided that reserves or charge-offs that are requested to be made by FCB pursuant to Section 6.08 hereof shall not be included in determining TCB’s compliance with this Section 7.03(e).
          (f) Minimum Total Stockholders’ Equity. As of the month-end prior to the Closing Date, TCB shall not have total stockholders’ equity (as adjusted pursuant to the following sentence) of less than $13,300,000. TCB’s total stockholders’ equity shall be calculated for the purposes of this Section 7.03(f) in accordance with GAAP applied in a manner consistent with the TCB Financial Statements as of and for the year ended December 31, 2008, provided, however, that for purposes of this Section 7.03(f) TCB’s net income or loss for the period beginning on January 1, 2009 and ending as of the month-end prior to the Closing Date shall exclude the effect of (i) any reserves or charge-offs that are requested to be made by FCB pursuant to Section 6.08 hereof; (ii) any expenses or other costs incurred by TCB that are associated with or result directly from the Transaction including, but not limited to: (A) the reasonable fees and expenses incurred by TCB to pay TCB’s Financial Advisor’s fees disclosed in Section 5.03(m) of the Seller Disclosure Schedule, (B) the reasonable fees and expenses incurred by TCB to pay its counsel and accountants in connection with the Transaction, (C) the printing, mailing and proxy solicitation costs incurred in connection with the TCB Meeting, and (D) the payments of $395,338 to Simpson O. Brown, Jr. and $374,402 to Mark R. Evans in settlement of their respective employment agreements with TCB; and (iii) any special or emergency assessments levied by the FDIC. Accordingly, and for the avoidance of doubt, the calculation of total stockholders’ equity for purposes of this Section 7.03(f) shall be adjusted to add back the items described in clauses (i), (ii) and (iii) above.
          (g) Other Actions. TCB shall have furnished FCBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as FCBI may reasonably request.

ARTICLE VIII
TERMINATION
     8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
          (a) Mutual Consent. By the mutual consent in writing of FCB and TCB.
          (b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by FCB or TCB, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.
          (c) Delay. By FCB or TCB, in the event that the Merger is not consummated by November 30, 2009, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Stockholders (if TCB is the party seeking to terminate) to perform or observe his covenants and agreements under the relevant Stockholder Agreement.
          (d) No Regulatory Approval. By FCB or TCB in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
          (e) No TCB Stockholder Approval. By either FCB or TCB, if any approval of the stockholders of TCB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the TCB Meeting or at any adjournment thereof.
          (f) TCB Failure to Recommend; Etc. By FCB if (i) TCB shall have materially breached the provisions of Section 6.07 in any respect adverse to FCB, (ii) the TCB Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCB, or (iii) TCB shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the TCB Meeting in accordance with Section 6.02(a).

          (g) Certain Tender or Exchange Offers. By FCB if a tender offer or exchange offer for 20% or more of the outstanding shares of TCB Common Stock is commenced (other than by FCB or a Subsidiary thereof), and the TCB Board recommends that the stockholders of TCB tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Rule 14e-2(a) under the Exchange Act.
          (h) FCBI Optional Adjustment. By TCB, at any time during the two-day period following the Determination Date, if the Average Closing Price shall be less than $10.00, subject to the following: If TCB elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice to FCBI; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the scheduled Effective Time, FCBI shall have the option of increasing the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one one-thousandth), the numerator of which is the product of $10.00 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price.
     If FCBI makes this election, within such period, it shall give prompt written notice to TCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 8.01(h).
          (i) Adjustment for Increase in Average Share Price. By FCB, at any time during the two-day period commencing with the Determination Date, if the Average Share Price shall be greater than $26.00, subject however to the following three sentences. If FCB elects to exercise its termination right within this Section 8.01(i), it shall give prompt written notice to TCB; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, TCB shall have the option of decreasing the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one one-thousandth), the numerator of which is the product of $26.00 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price.
     8.02 Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither FCBI nor TCB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
          (b) The parties hereto agree that TCB shall pay FCBI the sum of $450,000 (the “Termination Fee”) if this Agreement is terminated as follows:

               (i) if this Agreement is terminated by FCBI pursuant to Section 8.01(f) or 8.01(g), TCB shall pay the entire Termination Fee to FCBI on the second Business Day following the termination of this Agreement; or
               (ii) if this Agreement is terminated by (A) FCBI pursuant to Section 8.01(b), (B) either FCBI or TCB pursuant to Section 8.01(c) and at the time of such termination no vote of the TCB stockholders contemplated by this Agreement at the TCB Meeting shall have occurred or (C) by either FCBI or TCB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of TCB or the TCB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of TCB contemplated by this Agreement at the TCB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination TCB enters into an agreement with respect to a Control Transaction, then TCB shall pay to FCBI the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with TCB within 15 months after such termination, then TCB shall pay to FCBI the Termination Fee on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of TCB or TCB or a majority of the assets or TCB or TCB, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of TCB or by any Person other than TCB of more than 50% of the voting power of TCB or (iii) any merger, consolidation or other business combination transaction involving TCB as a result of which the stockholders of TCB cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction. Any amount that becomes payable pursuant to this Section 8.02(b)(ii) shall be paid by wire transfer of immediately available funds to an account designated by FCBI.
          (c) TCB and FCBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement FCBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by TCB. If TCB fails to pay FCBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), TCB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by FCBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided FCBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX
MISCELLANEOUS
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.
     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the TCB Meeting no amendment shall be made which by law requires further approval by the stockholders of TCB without obtaining such approval.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.
     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses printing and mailing the Proxy Statement/Prospectus or Disclosure Statement and TCB Proxy Statement, as applicable, and the registration fee to be paid to the SEC in connection with the Registration Statement or the Fairness Hearing fee to be paid to the Administrator, as applicable, shall be shared equally between FCBI and TCB, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to TCB to:

TriStone Community Bank.
312 Jonestown Road
Winston-Salem, North Carolina 27114
Attention:	Simpson O. Brown, Jr.
President and Chief Executive Officer
Fax: (336)-794-0815
     With a copy to:
Nelson Mullins Riley & Scarborough, LLP
104 South Main Street, Suite 900
Greenville, South Carolina 29605
Attention: Neil E. Grayson
Fax: (864) 250-2359
     If to FCBI or FC Bank to:

First Community Bancshares, Inc. /First Community Bank, N. A.
One Community Place
Bluefield, Virginia 24605
Attention:	John M. Mendez
President and Chief Executive Officer
Fax: (276) 326-9010
     With a copy to:
Bryan Cave LLP
One Wachovia Center, Suite 3700
301 S. College Street
Charlotte, NC 28202
Attention: B.T. Atkinson
Fax: 704-749-8990
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stockholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Stockholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce FCBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on TCB, FCBI or FC Bank, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
     9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
     9.10 Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, FCBI and FC Bank may at any time modify the structure of the acquisition of TCB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of TCB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to TCB’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially impede, delay or jeopardize receipt of any required approvals of Governmental Authorities.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez

Name:	John M. Mendez
Title:	President and Chief Executive Officer

FIRST COMMUNITY BANK, N. A.

By:	/s/ Robert L. Buzzo

Name:	Robert L. Buzzo
Title:	President

TRISTONE COMMUNITY BANK

By:	/s/ Simpson O. Brown, Jr.

Name:	Simpson O. Brown, Jr.
Title:	President and Chief Executive Officer